Exhibit 10.21

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (hereinafter “Agreement”) is made as of this 28th day of December, 2005, by and between Evans & Sutherland Computer Corp. (hereinafter collectively “E&S”) on the one hand, and Federal Insurance Company (hereinafter “Federal”) on the other.  E&S and Federal shall be referred to collectively as “Parties” and each will be referred to singularly as “Party.”

WHEREAS, Federal issued to E&S General Liability insurance and Electronic and  Information Technology Errors and Omissions insurance policy, number 3529-82-42, effective April 1, 2000, through April 1, 2001, and a Federal Commercial Umbrella policy, number 7966-15-50, effective April 1, 2000 through April 1, 2001 (the “Policies”); and

WHEREAS, Lockheed Martin filed suit on May 23, 2000 against E&S in Florida state court, which case was removed to the U.S. District Court for the Middle District of Florida and assigned Case No. 6:00-CV-755-ORL-19C (the “Lockheed Martin Action”); and

WHEREAS, E&S tendered the Lockheed Martin Action to Federal and requested that Federal defend and indemnify E&S in connection therewith under the Information and Network Technology Errors or Omissions provisions and other relevant provisions of the Policies; and

WHEREAS Federal defended E&S in the Lockheed Martin Action; and

WHEREAS E&S settled the Lockheed Martin Action on or about April 26, 2002 and subsequently made a claim for indemnity to Federal for the value of E&S’ counterclaims that were dismissed  in settlement of the Lockheed Martin Action as well as a claim for payment of certain attorneys’ fees and expenses incurred by the law firms of Persons & Craver and Kirkland & Ellis;

WHEREAS, Federal denied the claim for indemnity and the claim for Kirkland & Ellis attorneys’ fees and expenses under the Policies, and disputed coverage as to the claims for both indemnity and fees and expenses on various grounds; and

WHEREAS, E&S filed a Complaint for Breach of Contract, Breach of the Implied Covenant of Good Faith and Fair Dealing, and Declaratory Relief against Federal in San Francisco Superior Court, case no. CGC 03419926, seeking an adjudication that Federal was obligated to indemnify E&S with respect to the Lockheed Martin Action and pay the Kirkland & Ellis fees and expenses; and

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

Evans & Sutherland Computer Corporation v. Federal Insurance Company, et al.

San Francisco Superior Court, Case No. CGC 03-419926

WHEREAS, E&S tendered a claim to Federal in connection with a settlement E&S reached with its customer, CAE, memorialized in a settlement agreement dated March 11, 2000, and whereas E&S also tendered numerous other matters to Federal, including, but not limited to, those arising out of the following contracts and/or projects:

1.  Sea Harrier

2.  GR-4 Tornado

3.  Nimrod

4.  United Kingdom Attack Helicopter (UKAH)

5.  Common Visual System (CVS) (H-60 type helicopters)

6.  STN Atlas Elektronik GmbH, and

7.  8th Army

All claims and/or matters tendered by E&S to Federal including, but not limited to, those listed above are collectively referred to herein as the “Tendered Matters.”

WHEREAS, E&S and Federal have maintained and provided support for their respective positions on the disputed questions of insurance coverage pertaining to the Lockheed Martin  Action, Kirkland & Ellis fees and expenses and the Tendered Matters, and to their respective rights and duties, if any, under and because of the Policies; and

WHEREAS, E&S and Federal wish fully and finally to resolve, without admission or adjudication of any issue of fact or law, all disputes that now exist or which in the future may arise with respect to their respective rights and duties, if any, under the Policies with respect to the Lockheed Martin Action, Kirkland & Ellis fees and expenses and the Tendered Matters, and any other claims that allege the same facts, circumstances and theories alleged to date;

NOW, THEREFORE, in consideration of and in reliance upon the definitions, recitals, mutual promises, covenants and obligations, which are hereby incorporated into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, E&S and Federal agree as follows:

1.                                       DEFINITIONS

As used in this Agreement and for the purpose of this Agreement only, the following terms have the following meanings:

1.1                                 “E&S” means Evans & Sutherland Computer Corp. and its predecessors, successors, assigns, parent company(ies), subsidiaries, affiliates, agents, servants, employees,

managers, representatives, attorneys, officers, directors and shareholders, and any and all other Persons who qualify as an (as herein defined) “insured” under the Policies.

1.2                                 “Federal” means Federal Insurance Company, its predecessors, successors, assigns, parent company(ies), subsidiaries, affiliates, agents, servants, employees, managers, representatives, attorneys, officers, directors and shareholders, and Chubb and Son, a division of Federal Insurance Company.

1.3                                 “Person” means an individual, a corporation, a partnership, an association, a proprietorship, a trust or any other entity or organization, any federal, state or local governmental or quasi-governmental body or political subdivision or any agency or instrumentality thereof.

1.4                                 Each term defined herein stated in a singular form shall include the plural form, and each defined term stated in a plural form shall include the singular form.

2.                                       PAYMENT

2.1                                 On or before December 30, 2005, or within two (2) business days of the date E&S and its counsel execute this Agreement, whichever is later, Federal shall pay to E&S the amount of EIGHT MILLION DOLLARS ($8,000,000.00), which payment shall constitute full and complete settlement of all known, unknown and potential claims which E&S has or may have against Federal with respect to the Lockheed Martin Action, Kirkland & Ellis fees and expenses and the Tendered Matters, and any other claims alleging the same facts, circumstances and theories alleged to date.

2.2                                 Such payment shall be made by wire transfer to the following account:

Wells Fargo Bank

180 South Main

Salt Lake City, UT  84101

ABA:  121000248

Acct. No.:  4761055250

3.                                       DISMISSAL OF CLAIMS

E&S shall execute all documents necessary to effect the dismissal, with prejudice, of its Action filed in the San Francisco Superior Court, Case No. CGC 03419926, which the Parties shall file promptly after payment of the settlement specified in Paragraph 2 above.

4.                                       RELEASES

4.1                                 Upon the condition precedent that Federal makes the payment set forth in Paragraph 2 above, the Parties hereby forever release, acquit, and discharge each other from any and all claims, demands, duties, obligations, liabilities, damages, actions, and causes of action of any kind or nature whatsoever, whether in contract, tort, or otherwise including any claims of “bad faith” or breach of the implied covenant of good faith and fair dealing, that each Party now has, had, or may have against the other Party with respect to the Lockheed Martin Action, including, without limitation, any and all claims between the Parties concerning Federal’s alleged but disputed obligation to indemnify E&S for its settlement of the Lockheed Martin Action, to pay the Kirkland & Ellis fees and expenses, and/or to contribute to any settlement, or any make any other payments in connection with the Tendered Matters

4.2                                 With respect to the Lockheed Martin Action and the Tendered Matters released herein, the Parties agree that except as otherwise indicated in this Agreement, this Agreement includes all claims of every kind and nature, past and present, known or unknown, suspected or unsuspected.  The Parties expressly waive the provisions of section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties acknowledge that they have discussed with their legal counsel the significance and effect of waiving Civil Code section 1542 and warrant that this waiver is informed, knowing, and voluntary.  The Parties acknowledge and understand that this waiver is an essential and material term of this Agreement and that, without such waiver, the Parties would not have entered into this Agreement.

5.                                       NO ADMISSION OF LIABILITY OR RESPONSIBILITY

5.1                                 E&S and Federal agree that the payment and acceptance of the settlement sum provided in Paragraph 2 and the additional terms as set forth herein, and the execution of this Settlement Agreement, are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by E&S or Federal concerning any of the claims referred to herein.  This Agreement  is entered into without prejudice or precedential value and is not intended to be, nor shall it be construed as, an interpretation of any insurance policy and shall not be used as evidence or in any other manner in any court or dispute resolution proceeding to create, prove or interpret the obligations and rights of any party under or because of the Policies, other than in a proceeding to enforce the terms of this Agreement.  Accordingly, neither this Agreement nor its substance may be used between the Parties with respect to any other claim or dispute that may exist between the Parties.  Furthermore, E&S and

Federal deny all liability and intend merely to avoid further litigation, and no past or present wrongdoing shall be implied by virtue of this Agreement or the payment of the settlement sum and the fact of this settlement cannot be used as a precedent in any other matter.

5.2                                 This Agreement shall not be admissible in any legal proceeding except to enforce its terms.

6.                                       NO OTHER CLAIMS

Other than the Lockheed Martin Action, the Kirkland & Ellis fees and expenses and the Tendered Matters, E&S warrants and represents that it is not aware of any other claim(s) or potential claim(s) against E&S that give rise or may give rise to any claim(s) by E&S for benefits under the Policies.  Further, E&S hereby agrees that it will make no further claim of any kind to Federal for benefits under the Policies.

7.                                       MERGER OF AGREEMENT

This Agreement is an integrated agreement and contains the entire agreement regarding the matters herein between the signatories hereto.  No representations, warranties or promises have been made or relied on by any signatory hereto other than as set forth herein.  This Agreement supersedes and controls any and all prior communications between the Parties or their representatives relative to the matters contained herein.

8.                                       NO RIGHTS CONFERRED UPON NONPARTIES

This Agreement is intended to confer rights and benefits on the signatories hereto only and is not intended to confer any right or benefit upon any other Person.  No Person other than the signatories hereto shall have any legally enforceable right under this agreement.  All rights of action for any breach of this Agreement are hereby reserved to the signatories hereto.

9.                                       CONFIDENTIALITY

9.1                                 The amount of consideration paid by Federal under this Agreement and the conditions of this Agreement shall remain strictly confidential.  The Parties, their respective counsel and representatives shall not disclose to any person in any context any of the terms or conditions of this  Agreement, except as specifically follows:  In case of any subpoena or other application for a court order to request the disclosure of any of the terms or conditions of this Agreement, the Party shall, no less than fifteen (15) days prior to any disclosure pursuant thereto, provide actual written notice to the other as provided in Paragraph 14, in a manner so that it either may seek to quash the subpoena or otherwise object to the disclosure order.  Further, the Parties agree not to oppose any motion by one another requesting that any such documents or information be produced only under seal of the court and pursuant only to a reasonable protective order.

9.2                                 Nothing in these paragraphs shall preclude E&S or Federal from sharing with their respective accountants or their other paid tax preparers the amount of monies received pursuant to this Agreement for the sole purpose of complying with duties and obligations owed to the United States Internal Revenue Service and/or any and all state or local tax authorities.

9.3                                 Nothing in these paragraphs shall preclude E&S from making any disclosure of the settlement required by the Securities and Exchange Commission and the laws and regulations pertaining to disclosures required of publicly traded companies.  Notwithstanding any provision to the contrary in this Settlement Agreement, Federal has relied on E&S’ Form 8-K report dated December 30, 2005 regarding this settlement and the Parties agree that it does not violate the confidentiality provisions of Paragraph 9 and its subparts.

9.4                                 Nothing in these paragraphs shall preclude Federal from making any disclosure of the settlement required by auditors, reinsurers or regulators.

9.5                                 In the event that a Party, or any of its attorneys or representatives, violates these confidentiality provisions, a sanction may be imposed by the court upon the violator in breach of the provision(s) for each and every instance of breach.

10.                                 CORPORATE REPRESENTATIONS OF THE PARTIES

The parties each represent and warrant to the extent applicable:

a.                                       That they are each corporations duly organized and each validly existing in good standing under the laws of one of the states of the United States;

b.                                      That they have taken all necessary corporate and legal actions duly to approve the making and performance of this Agreement and that no further corporate or other approval is necessary;

c.                                       That the making and performance of this Agreement will not violate any provisions of law or of their respective articles of incorporation or by-laws; and

d.                                      That they have read this Agreement and know the contents hereof, that the terms hereof are contractual and not by way of recital, and that they have signed this Agreement of their own free act.

11.                                 BINDING NATURE OF TERMS

11.1                           Each of the terms of this Agreement is binding upon each of the signatories hereto, their respective predecessors, successors, transferees, assigns, representatives, principals, agents, officers, directors and employees.

11.2                           If any provision of this Agreement or any portion of any provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision or such portion of such provision shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect.

12.                                 AUTHORIZATION OF SIGNATORIES

The signatories to this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of the corporation on whose behalf they are signing, and to bind said corporations, to the terms, conditions, provisions, duties, and obligations set forth in this Agreement.

13.                                 DISPUTE RESOLUTION AND CONSTRUCTION OF CONTRACT

13.1                           Any dispute with respect to the enforcement of this Agreement shall first be submitted to mediation pursuant to any method mutually agreeable to the Parties.  Any Party requesting such mediation shall provide to the other Party written notice of such request for mediation.  The disputing Party shall make a good faith effort to try to resolve the dispute by way of mediation.  Any Party has the right to institute legal proceedings, such as filing a lawsuit, with respect to any such dispute, provided that at least sixty (60) calendar days have expired since the date the written request for mediation was received by the other Party.

13.2                           This Agreement shall be deemed to have been entered into, and shall be construed and interpreted in accordance with the laws of the State of California.  Any legal proceeding shall be filed in any court of competent jurisdiction in the State of California.

14.                                 NOTICE

Any statements, communications or notices to be provided pursuant to this Agreement shall be sent in writing to the attention of the persons indicated below, via certified mail, electronic mail or facsimile, until such time as notice of any change of person to be notified or change of address is forwarded to all Parties:

a.	Notice to Federal Insurance Company:

Ms. Cynthia Hagedorn
Chubb Group of Insurance Companies
3090 Bristol St., Ste. 600
Costa Mesa, CA 92626
Fax: (714) 913-4991
E-mail: chagedorn@chubb.com

With a copy to:

Marjie D. Barrows, Esq.
Rudloff Wood & Barrows LLP
2000 Powell Street, Suite 900
Emeryville, California 94608
Fax: (510) 740-1501
E-mail: mbarrows@rwblaw.com

b.	Notice to E&S:

Mr. David Bateman
V.P., Business Operations
Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, UT 84108
E-mail: dbateman@es.com

With a copy to:

Philip L. Pillsbury, Jr., Esq.
Pillsbury & Levinson, LLP
The Transamerica Pyramid
600 Montgomery Street, 31st Floor
San Francisco, CA 94111
Fax: (415) 433-4816
E-mail: ppillsbury@pillsburylevinson.com

15.                                 NO FURTHER PAYMENT

Except as otherwise indicated in this agreement, apart from the payment made under this Agreement, each Party will bear its own costs, expenses, damages, and attorneys’ fees incurred in or arising out of or in any way related to the matters released herein.

16.                                 INFORMED NEGOTIATIONS

This Agreement is the product of informed negotiations between the Parties and their representatives, including counsel.  It is agreed that all Parties shared equally in drafting the same and that no Party shall be considered the sole drafting party.  It is further agreed that the rule of interpreting ambiguities against the drafting party shall not apply to the interpretation of this Settlement Agreement.

17.                                 WAIVER AND AGREEMENT

No provision of this Agreement, or breach of any provision, can be waived except in writing.  Waiver of any provision or breach shall not be deemed to be a waiver of any other provision or of any subsequent breach of the same or other provision.  This Agreement may be amended, modified, or rescinded only in writing signed by the Party to be charged.

18.                                 MISCELLANEOUS

18.1                           All headings contained herein are only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

18.2                           This Agreement may be executed in counterparts, all of which together shall constitute a single instrument.

In Witness Whereof, the Parties have signed this Agreement below by their duly authorized representative.

THE UNDERSIGNED HAVE READ THE FOREGOING SETTLEMENT AGREEMENT AND RELEASE, FULLY UNDERSTAND ITS TERMS AND AGREE TO IT.

DATED: December 28, 2005	Evans & Sutherland Computer Corp.

	By:	/s/David H. Bateman

	Name:	David H. Bateman

	Title:	V.P., Business Operations

DATED: December 28, 2005	Pillsbury & Levinson, LLP

Attorneys for Evans & Sutherland Computer Corp.

	By:	/s/ Philip L. Pillsbury, Jr.
Philip L. Pillsbury, Jr.

DATED: December 29, 2005	Federal Insurance Company

	By:	/s/ Donna Lombardi

	Name:	Donna Lombardi

	Title:	VP & Claim Counsel

DATED: December 29, 2005	Rudloff Wood & Barrows LLP
Attorneys for Federal Insurance Company

	By:	/s/ Marjie D. Barrows
Marjie D. Barrows